Exhibit 10.1

EXECUTION COPY

CONTRIBUTION AND EXCHANGE AGREEMENT

By and Among

EVERCORE LP,

EVERCORE PARTNERS INC.,

EVERCORE PARTNERS SERVICES EAST L.L.C.,

TRILANTIC CAPITAL PARTNERS ASSOCIATES IV L.P.,

TRILANTIC CAPITAL PARTNERS ASSOCIATES IV (PARALLEL GP) L.P.,

TRILANTIC CAPITAL PARTNERS ASSOCIATES IV (AIV GP) L.P.,

TRILANTIC CAPITAL PARTNERS ASSOCIATES MGP IV LLC,

TRILANTIC CAPITAL MANAGEMENT LLC,

TCP HOLDCO, L.P.

and

CERTAIN OTHER PARTIES NAMED HEREIN

Dated as of February 11, 2010

	5.10	Legal Proceedings	28
	5.11	Compliance with Laws; Permits and Licenses	28
	5.12	Absence of Certain Adverse Changes or Events	28
	5.13	Material Agreements	28
	5.14	Regulatory Compliance	29
	5.15	Tax Matters	29

6.	POST-CLOSING COVENANTS		31
	6.1	Trilantic Redemption Right	31
	6.2	Amendments to Other Agreements	31
	6.3	Reasonable Best Efforts	32
	6.4	Public Disclosure	32
	6.5	Access to Information	32
	6.6	Internal Controls	33
	6.7	Foreign Corrupt Practices Act; USA PATRIOT Act	33
	6.8	2009 Financial Statements	34

7.	TAX MATTERS		34

8.	SURVIVAL		34

9.	EFFECT OF BREACH		34
	9.1	Covered Persons	34
	9.2	Sole Rights and Remedies	34

10.	GENERAL PROVISIONS		35
	10.1	Costs, Expenses	35
	10.2	Confidentiality	35
	10.3	No Finders’ Fees	36
	10.4	Amendment and Waivers	36
	10.5	Successors and Assigns; No Impairment	36
	10.6	Governing Law	37
	10.7	Severability	37
	10.8	Arbitration	37
	10.9	WAIVER OF JURY TRIAL	38
	10.10	Specific Performance	38
	10.11	Schedules; Exhibits; Integration	38
	10.12	Entire Agreement	38
	10.13	Notices	38
	10.14	Titles and Headings	39
	10.15	Counterparts	39
	10.16	Electronic Signatures	40
	10.17	Third Party Beneficiaries	40

LIST OF SCHEDULES AND EXHIBITS

Trilantic Disclosure Schedule

Evercore Disclosure Schedule

Exhibit A –	List of Participating Trilantic GP Interest Holders

Exhibit B –	List of Non-Participating Trilantic GP Interest Holders

Exhibit C –	Amendment No. 1 to Second Amended and Restated Limited Partnership Agreement of Evercore LP

Exhibit D –	Third Amended and Restated Limited Partnership Agreement of Trilantic IV GP

Exhibit E –	Third Amended and Restated Limited Partnership Agreement of Trilantic IV Parallel GP

Exhibit F –	Third Amended and Restated Limited Partnership Agreement of Trilantic IV AIV GP

Exhibit G –	Strategic Alliance Agreement

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of February 11, 2010, by and among Evercore Partners Services East L.L.C., a Delaware limited liability company (“Evercore East”), Evercore LP, a Delaware limited partnership (“Evercore LP”), Evercore Partners Inc., a Delaware corporation (“Evercore” and together with Evercore East and Evercore LP, the “Evercore Parties” and each, an “Evercore Party”), Trilantic Capital Partners Associates IV L.P., a Delaware limited partnership (“Trilantic IV GP”), Trilantic Capital Partners Associates IV (Parallel GP) L.P., a Delaware limited partnership (“Trilantic IV Parallel GP”), Trilantic Capital Partners Associates IV (AIV GP) L.P., a Delaware limited partnership (“Trilantic IV AIV GP” and together with Trilantic IV GP and Trilantic IV Parallel GP, the “Trilantic GP Entities” and each, a “Trilantic GP Entity”), Trilantic Capital Partners Associates MGP IV LLC, a Delaware limited liability company (“Trilantic GP General Partner”), Trilantic Capital Management LLC, a Delaware limited liability company (“Trilantic Capital Management”), TCP Holdco, L.P., a Delaware limited partnership (“TCP Holdco” and together with the Trilantic GP Entities, Trilantic GP General Partner and Trilantic Capital Management, the “Trilantic Entities” and each, a “Trilantic Entity”), the other parties listed on the signature pages hereto (collectively, the “Trilantic Participating GP Interest Holders” and together with the Trilantic Entities, the “Trilantic Parties” and each, a “Trilantic Party”).

W I T N E S S E T H:

WHEREAS, Trilantic GP General Partner has formed TCP Holdco and owns all of the ownership interests in TCP Holdco;

WHEREAS, each of the Trilantic GP Entities serves as general partner or in a similar capacity for the Trilantic Funds (as defined below);

WHEREAS, Evercore East is a wholly-owned, indirect Subsidiary of Evercore LP;

WHEREAS, Evercore East desires to acquire, and each of the Trilantic Participating GP Interest Holders desires to contribute to Evercore East (indirectly through TCP Holdco), certain limited partnership interests in each of the Trilantic GP Entities, in accordance with the terms and conditions set forth herein;

WHEREAS, in exchange for the contribution to Evercore East of such limited partnership interests in the Trilantic GP Entities, Evercore LP has agreed to issue to TCP Holdco certain limited partnership units in Evercore LP in accordance with the terms and conditions set forth herein;

WHEREAS, as a condition and inducement to the Evercore Parties’ and the Trilantic Parties’ willingness to enter into this Agreement, certain of the Evercore Parties and certain of the Trilantic Parties have, contemporaneously herewith, entered into the Strategic Alliance Agreement;

WHEREAS, the Strategic Alliance Agreement will become effective at the Closing (as defined hereinafter); and

WHEREAS, each of the Evercore Parties and each of the Trilantic Parties desires to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

1. DEFINITIONS.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” means any order, writ, injunction, judgment, fine, action, claim, written inquiry, suit, arbitration, subpoena or proceeding by or before any court or grand jury, any Governmental Entity or tribunal.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person.

“Agreement” has the meaning assigned to such term in the preamble.

“Amended Evercore Partnership Agreement” means the Evercore Partnership Agreement, as amended by the Evercore Partnership Agreement Amendment, and as the same shall be further amended or supplemented from time to time.

“Amended Trilantic GP Partnership Agreements” means, collectively, the Third Amended and Restated Limited Partnership Agreement of Trilantic IV GP, the Third Amended and Restated Limited Partnership Agreement of Trilantic IV Parallel GP and the Third Amended and Restated Limited Partnership Agreement of Trilantic IV AIV GP, copies of which are attached hereto as Exhibits D, E and F.

“Ancillary Agreements” means the Strategic Alliance Agreement, the Amended Evercore Partnership Agreement and each of the Amended Trilantic GP Partnership Agreements.

“Business Day” means any day that is not a Saturday, a Sunday, a national holiday or other day on which banks in New York, New York are required or authorized to close.

“Capital Contributions” has the meaning assigned to such term in the respective Amended Trilantic GP Partnership Agreements.

“Carried Interest” has the meaning assigned to such term in the respective Amended Trilantic GP Partnership Agreements.

“Class B-4 Units” means the Class B-4 Units of limited partnership interests in Evercore LP, which Class B-4 Units shall have the rights, preferences and terms contained in the Amended Evercore Partnership Agreement.

“Clawback Amount” has the meaning assigned to such term in the respective Amended Trilantic GP Partnership Agreements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, note, bond, mortgage, license, indenture, lease or other agreement, commitment or arrangement.

“control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For purposes of this definition, a general partner or managing member of a Person shall be deemed to control such Person.

“Controlled Affiliate” means, in relation to any Person, any Affiliate of such Person which is under the control of such Person. For purposes of this Agreement, Evercore and any Affiliate of Evercore which is under the control of Evercore shall be deemed to be a Controlled Affiliate of Evercore LP.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 20, 2009, by and between Trilantic Capital Management and Evercore.

“Covered Proceeds” has the meaning assigned to such term in the Amended Trilantic GP Partnership Agreements.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or otherwise acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or any preference, priority or other security agreement (including, without limitation, any conditional sale or other title retention agreement).

“Evercore” has the meaning assigned to such term in the preamble.

“Evercore Disclosure Schedule” means that certain schedule of even date herewith, delivered by the Evercore Parties to the Trilantic Parties concurrently with the execution of this Agreement and attached hereto, which, among other things, will identify exceptions and other matters with respect to the representations and warranties of the Evercore Parties contained in certain specific sections and subsections.

“Evercore East” has the meaning assigned to such term in the preamble.

“Evercore Fund” means any onshore or offshore investment fund or other pooled investment vehicle (including, for the avoidance of doubt, any successor fund to any such investment fund and excluding any portfolio or portfolio company in which any such fund or investment vehicle has an investment), (i) for which Evercore or any Evercore Subsidiary serves as a trading manager, investment advisor or in a similar capacity pursuant to a management agreement, investment advisory agreement or otherwise (whether such entity is providing investment management, trading management or investment advisory services directly to such Evercore Fund, such Evercore Fund’s general partner, or an Affiliate of such Evercore Fund’s general partner) or (ii) in which Evercore or any Evercore Subsidiary has a general partnership or managing member (or equivalent) interest, together with such investment fund’s Subsidiaries.

“Evercore LP” has the meaning assigned to such term in the preamble.

“Evercore LP Transactions” means, collectively, the transactions described in Section 2.2 and the issuance by Evercore LP of the Class B-4 Units pursuant to Section 2.3(b).

“Evercore Organizational Documents” means the Amended and Restated Certificate of Incorporation of Evercore, dated as of August 16, 2006 and the Amended and Restated Bylaws of Evercore, dated as of August 16, 2006.

“Evercore Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of Evercore LP, dated as of July 27, 2009.

“Evercore Partnership Agreement Amendment” means Amendment No. 1 to the Evercore Partnership Agreement, dated as of the date hereof, a copy of which is attached as Exhibit C.

“Evercore Parties” has the meaning assigned to such term in the preamble.

“Evercore Subsidiary” means each Subsidiary of Evercore and Evercore LP; provided that (i) none of the Evercore Funds (including, without limitation, Evercore Capital Partners L.P., Evercore Capital Partners II L.P., Evercore Venture Partners L.P. and Discovery Americas I L.P.) shall be deemed to be a Subsidiary of Evercore, (ii) no portfolio company of any Evercore Fund described in the foregoing clause (i) shall be deemed to be a Subsidiary of Evercore, (iii) Evercore LP shall be deemed to be a Subsidiary of Evercore and (iv) no special purpose entity formed by the Evercore Parties or any of their respective Affiliates in connection with an investment in a portfolio company of any Evercore Fund shall be deemed to be a Subsidiary of any Evercore Party.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fund Interest” means any share, general partner interest, limited partnership interest, membership interest or other direct or indirect ownership interest in any of the Trilantic Funds or the Evercore Funds held by any Trilantic GP Entity or Evercore, respectively, or any of their respective Affiliates.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local, national, multi-national, or foreign, or any agency or instrumentality, authority, department, commission, board or bureau thereof, any Self-Regulatory Organization, or any court, arbitrator, arbitration panel or similar judicial body.

“know” or “knowledge” or words of similar import, means, with respect to the Trilantic Parties, the actual knowledge of the individuals listed on Schedule 1.1(a) and, with respect to the Evercore Parties, the actual knowledge of the individuals listed on Schedule 1.1(b).

“Laws” means any statutes or other laws, ordinances, rules, regulations, administrative or other order, writ, injunction, directive, judgment, decree or policy or guideline having the force of law or any other enforceable requirements of any Governmental Entity.

“Material Adverse Effect” means, with respect to the Evercore Parties or the Trilantic Parties, any change, event or condition that, individually or when aggregated with all other similar changes, events or conditions, is materially adverse to the business, assets, operations, financial condition or results of operations of, (A) Evercore, Evercore LP and the Evercore Subsidiaries, taken as a whole (in the case of any of the Evercore Parties), or (B) the Trilantic Entities and the Trilantic Funds, taken as a whole (in the case of any of the Trilantic Parties), other than, in either case, any such event, change, event or condition resulting from or arising out of (i) any change in general economic or financial market conditions, (ii) general changes or developments in any of the industries in which (A) Evercore, Evercore LP or any of the Evercore Subsidiaries (in the case of any of the Evercore Parties), or (B) any of the Trilantic Entities or any of the Trilantic Funds (in the case of any of the Trilantic Parties), operate, or (iii) any change in accounting rules or changes in Law or applicable regulations or the official interpretations thereof (including Tax Laws or Tax regulations), except in each of the cases in clauses (i) through (iii) to the extent any such changes had a disproportionate material adverse effect on (A) Evercore, Evercore LP and the Evercore Subsidiaries, taken as a whole (in the case of the Evercore Parties) or (B) the Trilantic Entities and the Trilantic Funds, taken as a whole (in the case of the Trilantic Entities).

“Order” means any ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) issued, promulgated, enforced or entered by a court or other Governmental Entity of competent jurisdiction.

“Permitted Encumbrances” means any Encumbrance that (A) is for Taxes or other assessments or changes by Governmental Entities that arise by operation of law and are not yet due and payable, or that are being contested in good faith by appropriate proceedings and have been reserved against in compliance with GAAP, (B) is pursuant to state or federal securities Laws or (C) is pursuant to this Agreement, any of the Ancillary Agreements or the Evercore Organizational Documents.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust,

unincorporated organization, Governmental Entity or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.

“Portfolio Investment” has the meaning assigned to such term in the respective Amended Trilantic GP Partnership Agreements.

“Redemption Price” means $16,500,000.

“Representatives” means members, officers, directors, employees, agents, partners, consultants, accountants, counsel or advisors of such party, including affiliates of such members, officers, directors, employees, agents, partners, consultants, accountants, counsel or advisors.

“SEC” means the U.S. Securities and Exchange Commission or any other federal agency the administering the Securities Act or the Exchange Act and other federal securities Laws.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, each national securities exchange in the United States and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, securities underwriters or traders, stock exchanges, commodity exchanges, investment companies or investment advisers, banks or any other entities conducting business similar thereto.

“Sharing Percentage” has the meaning assigned to such term in the Amended Trilantic GP Partnership Agreements.

“Strategic Alliance Agreement” means the Strategic Alliance Agreement by and among the Trilantic GP Entities, Trilantic Capital Management, Trilantic Capital Partners Executive LLC, Trilantic Capital Partners Associates MGP IV LLC, TCP Holdco, Evercore and Evercore LP, a copy of which is attached hereto as Exhibit G.

“Subsidiary” means, with respect to a party, any corporation, partnership, trust, limited liability company or other entity in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest or similar position in such entity.

“Tax” or “Taxes” means, with respect to any entity, any federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, real or personal property, sales, use, license, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, stamp, value added, franchise, employment, payroll, withholding, alternative or add-on minimum, transfer or excise taxes, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount, imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible.

“Tax Returns” means all returns, declarations, reports, estimates, information returns, statements and other documents required to be filed with a Governmental Entity in respect of Taxes.

“TCP Holdco” has the meaning assigned to such term in the preamble.

“TCP Holdco Partnership Agreement” means the Limited Partnership Agreement of TCP Holdco dated as of the date hereof.

“TCP Holdco Class B Interests” means the Class B Interests of TCP Holdco, which Class B Interests shall have the rights, preferences and terms contained in the TCP Holdco Partnership Agreement.

“TCP Holdco Class C Interests” means the Class C Interests of TCP Holdco, which Class C Interests shall have the rights, preferences and terms contained in the TCP Holdco Partnership Agreement.

“TCP Holdco Class E Interests” means the Class E Interests of TCP Holdco, which Class E Interests shall have the rights, preferences and terms contained in the TCP Holdco Partnership Agreement.

“TCP Holdco Transactions” means, collectively, the transactions described in Section 2.3(a) hereof.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.

“Trilantic Adverse Determination Notice” has the meaning assigned to such term in the Strategic Alliance Agreement.

“Trilantic Capital Management” has the meaning assigned to such term in the preamble.

“Trilantic Capital Management LLC Agreement” means the limited liability company agreement of Trilantic Capital Management dated as of April 10, 2009.

“Trilantic Disclosure Schedule” means that certain schedule of even date herewith, delivered by the Trilantic Parties to the Evercore Parties concurrently with the execution of this Agreement and attached hereto, which, among other things, will identify exceptions and other matters with respect to the representations and warranties of the Trilantic Parties contained in certain specific sections and subsections.

“Trilantic Entities” has the meaning assigned to such term in the preamble.

“Trilantic Entity Organizational Documents” means the Trilantic GP Partnership Agreements, the Trilantic GP General Partner LLC Agreement, the Trilantic Capital Management LLC Agreement and the TCP Holdco Partnership Agreement.

“Trilantic Fund Partnership Agreements” means the Amended and Restated Limited Partnership Agreements of the Funds, dated as of April 10, 2009, in each case, as the same may be amended from time to time in accordance with this Agreement.

“Trilantic Funds” means, collectively, the “Funds” as such term is defined in each of the Trilantic GP Partnership Agreements.

“Trilantic GP Entities” has the meaning assigned to such term in the preamble.

“Trilantic GP General Partner” has the meaning assigned to such term in the preamble.

“Trilantic GP General Partner LLC Agreement” means the limited liability company agreement of Trilantic GP General Partner dated as of April 10, 2009.

“Trilantic GP Partnership Agreements” means the Second Amended and Restated Limited Partnership Agreement of Trilantic IV GP, the Second Amended and Restated Limited Partnership Agreement of Trilantic IV Parallel GP and Second Amended and Restated Limited Partnership Agreement of Trilantic IV AIV GP, each dated as of September 15, 2009 and effective as of April 10, 2009.

“Trilantic GP Class A Interests” means, with respect to each Trilantic GP Entity, the Class A Interests in such Trilantic GP Entity, which Class A Interests shall have the rights, preferences and terms contained in the respective Amended Trilantic GP Partnership Agreements.

“Trilantic GP Class B Interests” means, with respect to each Trilantic GP Entity, the Class B Interests in such Trilantic GP Entity, which Class B Interests shall have the rights, preferences and terms contained in the respective Amended Trilantic GP Partnership Agreements.

“Trilantic GP Class C Interests” means, with respect to each Trilantic GP Entity, the Class C Interests in such Trilantic GP Entity, which Class C Interests shall have the rights, preferences and terms contained in the respective Amended Trilantic GP Partnership Agreements.

“Trilantic GP Interests” means, collectively, the Trilantic GP Class A Interests, Trilantic GP Class B Interests and Trilantic GP Class C Interests.

“Trilantic GP Restructuring” means, collectively, the transactions described in Section 2.1 hereof.

“Trilantic IV AIV GP” has the meaning assigned to such term in the preamble.

“Trilantic IV GP” has the meaning assigned to such term in the preamble.

“Trilantic IV Parallel GP” has the meaning assigned to such term in the preamble.

“Trilantic Participating GP Interest Holders” has the meaning assigned to such term in the preamble.

“Trilantic Parties” has the meaning assigned to such term in the preamble.

“Trilantic Subsidiary” means each Subsidiary of the Trilantic Parties; provided that (i) none of the Trilantic Funds shall be deemed to be a Subsidiary of any Trilantic Party, (ii) no portfolio company of any Trilantic Fund described in the foregoing clause (i) shall be deemed to be a Subsidiary of any Trilantic Party and (iii) no special purpose entity formed by the Trilantic Parties or any of their respective Affiliates in connection with an investment in a portfolio company of any Trilantic Fund shall be deemed to be a Subsidiary of any Trilantic Party.

1.2 Terms Defined in Other Sections . The following terms are defined elsewhere in this Agreement in the following Sections:

Class A Common Stock	5.2(b)(i)
Class B Common Stock	5.2(b)(i)
Closing	3.1
Closing Date	3.1
Confidential Information	10.2(a)
Covered Evercore Persons	9.1
Covered Trilantic Persons	9.1
Damages	9.1
Disclosing Party	10.2(a)
Evercore Material Contract	5.13(a)
FCPA	4.17
GAAP	5.9(b)
Material Contract	4.14(a)
Offering Materials	4.13(h)
Permits	4.10
Preferred Stock	5.2(b)(i)
Receiving Party	10.2(a)
Redemption Right	6.1
Redemption Right Notice	6.1
Reinet	2.1(d)
Restricted Stock	5.2(b)(i)

RSUs	5.2(b)(i)
SEC Reports	5.9(a)
Transaction Documents	4.5(a)
Trilantic Non-Participating GP Interest Holders	2.1(c)
USA PATRIOT Act	4.17

2. THE TRANSACTIONS.

2.1 Amendment of the Trilantic GP Partnership Agreements and Issuance of the Trilantic GP Interests. Subject to the terms and conditions of this Agreement, on or before the Closing (as defined below in Section 3.1), the Trilantic Parties shall take all actions necessary to:

(a) cause the Trilantic GP Partnership Agreements to be amended and restated in their entirety in the form of the respective Amended Trilantic GP Partnership Agreements;

(b) issue all of the Trilantic GP Class A Interests and all of the Trilantic GP Class B Interests to the Trilantic Participating GP Interest Holders in the percentages set forth on Exhibit A in a recapitalization of all interests in the Trilantic GP Entities held by such Trilantic Participating GP Interest Holders immediately prior to such issuance (subject to adjustment upon allocation of the unallocated carried interest points set forth on Exhibit B);

(c) issue all of the Trilantic GP Class C Interests to the individuals listed on Exhibit B, which constitute all of the holders of interests in the Trilantic GP Entities other than the Trilantic Participating GP Interest Holders and Reinet (as defined below) (collectively, the “Trilantic Non-Participating GP Interest Holders”), which Trilantic GP Class C Interests represent the carried interest points set forth on Exhibit B in a recapitalization of all interests in the Trilantic GP Entities held by such Trilantic Non-Participating GP Interest Holders immediately prior to such issuance (subject to adjustment upon allocation of the unallocated carried interest points set forth on Exhibit B); and

(d) issue all of the Trilantic GP Class D Interests to Reinet Investments S.C.A. (“Reinet”) in a recapitalization of all interests in the Trilantic GP Entities held by Reinet immediately prior to such issuance.

2.2 Amendment of the Evercore Partnership Agreement. Subject to the terms and conditions of this Agreement, on or before the Closing (as defined below in Section 3.1), the Evercore Parties shall take all actions necessary to cause the Evercore Partnership Agreement to be amended in the form of the Evercore Partnership Agreement Amendment.

2.3 Contribution and Exchange. Subject to the terms and conditions of this Agreement, at the Closing:

(a) The Trilantic Parties shall take all actions necessary to cause the Trilantic Participating GP Interest Holders to contribute, convey, assign and otherwise transfer to TCP Holdco all of the Trilantic GP Class A Interests and Trilantic GP Class B Interests, and in

exchange therefor, TCP Holdco to issue to the Trilantic Participating GP Interest Holders all of the TCP Holdco Class B Interests and all of the TCP Holdco Class E Interests.

(b) Immediately thereafter, the Trilantic Parties shall cause TCP Holdco to contribute, convey, assign and otherwise transfer to Evercore East all of the Trilantic GP Class A Interests, free and clear of all Encumbrances (other than any Encumbrance that is pursuant to state or federal securities Law or is pursuant to this Agreement or any of the Ancillary Agreements) and admit Evercore East as a limited partner in accordance with the requirements of each Amended Trilantic GP Partnership Agreement, and in exchange therefor, the Evercore Parties shall cause Evercore LP to issue to TCP Holdco 500,000 Class B-4 Units, free and clear of all Encumbrances (other than any Encumbrance that is pursuant to state or federal securities Law or is pursuant to this Agreement, any of the Ancillary Agreements or the Evercore Organizational Documents) and upon the issuance of such Class B-4 Units, TCP Holdco shall be admitted as a limited partner of Evercore LP.

3. CLOSING.

3.1 The Closing.

The Closing will take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, at 10:00 a.m. New York Time on the date hereof (the “Closing Date”), such time and place being referred to in this Agreement as the “Closing”.

3.2 Deliveries by Trilantic Parties.

At the Closing, the Trilantic Parties shall deliver (or cause to be delivered) to the Evercore Parties:

(a) this Agreement, duly executed by each of the Trilantic Parties which is a party thereto;

(b) the Amended Evercore Partnership Agreement, duly executed by TCP Holdco;

(c) each of the Amended Trilantic GP Partnership Agreements, duly executed by the Trilantic GP General Partner and each of the limited partners thereof;

(d) the Strategic Alliance Agreement, duly executed by each of the Trilantic Parties which is a party thereto; and

(e) a copy of the duly executed TCP Holdco Partnership Agreement in effect as of the date of this Agreement.

3.3 Deliveries by the Evercore Parties.

At the Closing, the Evercore Parties shall deliver (or cause to be delivered) to the Trilantic Parties:

(a) this Agreement, duly executed by each of the Evercore Parties which is a party thereto;

(b) the Amended Evercore Partnership Agreement, duly executed by Evercore;

(c) each of the Amended Trilantic GP Partnership Agreements, duly executed by Evercore LP; and

(d) the Strategic Alliance Agreement, duly executed by each of the Evercore Parties which is a party thereto.

4. REPRESENTATIONS AND WARRANTIES OF TRILANTIC PARTIES.

Each of the Trilantic Parties, jointly and severally, hereby represents and warrants to the Evercore Parties as follows, except as set forth in the correspondingly numbered section of the Trilantic Disclosure Schedule or as set forth in and any other section of the Trilantic Disclosure Schedule where it is reasonably apparent that such disclosure applies:

4.1 Organization and Qualification.

(a) Each of the Trilantic GP Entities is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Trilantic GP Entities has full limited partnership power and authority to own, lease and operate its properties and assets and to conduct its businesses as presently conducted by it, in each case, in all material respects. Each of the Trilantic GP Entities is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the character or location of its properties and assets owned or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to qualify would not reasonably be expected to have a Material Adverse Effect. Each of the Trilantic GP Partnership Agreements is in full force and effect, and none of the Trilantic Parties or any other party thereto is in violation in any material respect of any provisions of the applicable Trilantic GP Partnership Agreement. As of and immediately following the Closing, each of the Amended Trilantic GP Partnership Agreements will have been duly and validly authorized and adopted and will be in full force and effect, and none of the Trilantic Parties or any other party thereto will be in violation in any material respect of any provisions of the applicable Amended Trilantic GP Partnership Agreement.

(b) Each of Trilantic GP General Partner and Trilantic Capital Management is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Trilantic GP General Partner and Trilantic Capital Management has full limited liability company power and authority to own, lease and operate its properties and assets and to conduct its businesses as presently conducted by it, in each case, in all material respects. Each of Trilantic GP General Partner and Trilantic Capital Management is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the character or location of its properties and assets owned or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Each of the Trilantic GP General Partner LLC Agreement and the Trilantic Capital Management LLC Agreement is in full force and effect, and none of the Trilantic Parties or any other party thereto is in violation in any material respect of any provisions of the Trilantic GP General Partner LLC Agreement or the Trilantic Capital Management LLC Agreement, as applicable.

(c) TCP Holdco is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. TCP Holdco has full limited partnership power and authority to own, lease and operate its properties and assets and to conduct its businesses as presently conducted by it, in each case, in all material respects. The TCP Holdco Partnership Agreement is in full force and effect, and none of the Trilantic Parties or any other party thereto is in violation in any material respect of any provisions of the TCP Holdco Partnership Agreement.

(d) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Trilantic Funds is duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization; (ii) each of the Trilantic Funds has full power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, and has all material governmental licenses and qualifications required to carry on its business as now conducted or by the character or location of the properties and assets now owned, leased or operated by it; and (iii) all of the outstanding Fund Interests are duly authorized, validly issued, fully paid and nonassessable.

4.2 Capitalization.

(a) Section 4.2(a) of the Trilantic Disclosure Schedule sets forth the total number and type of all of the issued and outstanding interests in each of the Trilantic GP Entities immediately prior to the Trilantic GP Restructuring. All of the interests in each of the Trilantic GP Entities issued and outstanding prior to and following the Trilantic GP Restructuring have been duly and validly authorized and validly issued and were not issued in violation of any preemptive, subscription or other right (contingent or otherwise) or other similar rights of any other Person to purchase or acquire any partnership units of such Trilantic GP Entity. The issued and outstanding interests in each of the Trilantic GP Entities are, and have always been, uncertificated.

(b) Except (i) as set forth in the first sentence of Section 4.2(a) above as of immediately prior to the Trilantic GP Restructuring, (ii) for the Trilantic GP Interests following the Trilantic GP Restructuring or (iii) pursuant to this Agreement, the Ancillary Agreements or the Trilantic GP Partnership Agreements, as of the date of this Agreement, (A) there are no outstanding or authorized interests, partnership units or other voting securities of any Trilantic GP Entity or securities convertible or exchangeable into partnership units or other voting securities of any Trilantic GP Entity, (B) none of the Trilantic GP Entities has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any interests, partnership units or other voting securities of such Trilantic GP Entity, and (C) there are no outstanding obligations of any Trilantic GP Entity to repurchase, redeem or otherwise acquire any partnership units or other voting securities (or any options, warrants or other rights to acquire any partnership units or other voting securities) of such Trilantic GP Entity. Except as contemplated by this Agreement, the Ancillary Agreements and the Trilantic GP Partnership Agreements, there are no unitholder, voting or other agreements relating to the rights and obligations of any of the partners of any Trilantic GP Entity.

4.3 Subsidiaries.

(a) Section 4.3(a) of the Trilantic Disclosure Schedule sets forth each material Trilantic Subsidiary, its jurisdiction of incorporation and the percentage of economic and voting rights in such Trilantic Subsidiary owned, directly or indirectly, by each Trilantic GP Entity. Each Trilantic Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has full corporate, limited partnership, limited liability company or other entity power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted by it and (iii) is duly qualified as a foreign corporation, limited partnership, limited liability company or other entity and in good standing in each jurisdiction in which the character or location of its properties and assets owned or operated by it or the nature of the business conducted by it makes such qualification necessary, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(b) Each of the outstanding shares of capital stock or other equity interests of each of the Trilantic Subsidiaries has been duly and validly authorized and issued and, to the extent applicable, is fully paid and non-assessable and was not issued in violation of, or subject to, any preemptive, subscription or other right (contingent or otherwise) or other similar rights of any other Person to purchase or acquire any capital stock or other equity interest of such Trilantic Subsidiary, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

4.4 Title and Valid Issuance. As of the Closing, immediately following the TCP Holdco Transactions, TCP Holdco will have good and valid title to all of the Trilantic GP Class A Interests free and clear of all Encumbrances (other than any Encumbrance that is pursuant to state or federal securities Law or is pursuant to this Agreement or any of the Ancillary Agreements), and, as of the Closing, all of the Trilantic GP Class A Interests (a) will be duly authorized and validly issued, (b) will be delivered to Evercore East free and clear of all Encumbrances (other than any Encumbrance that is pursuant to state or federal securities Law or is pursuant to this Agreement or any of the Ancillary Agreements), and (c) will not be issued in violation of, or subject to, any preemptive, subscription or other similar rights of any other Person or in violation of any provision of the Amended Trilantic GP Partnership Agreements.

4.5 Power and Authority; Due Authorization.

(a) Each of the Trilantic Parties has the requisite power, authority and legal right to execute and deliver this Agreement and each of the Ancillary Agreements (together, the “Transaction Documents”) to which such Trilantic Party is a party and to perform the obligations of such Trilantic Party hereunder and thereunder and to carry out the Transactions.

(b) The execution, delivery and performance by each of the Trilantic Parties of each of the Transaction Documents to which such Trilantic Party is a party, and the consummation of the Transactions by each of the Trilantic Parties, have been duly authorized by all necessary action on the part of such Trilantic Party. The Transaction Documents, when executed and delivered by such Trilantic Party, and assuming the due authorization, execution and delivery hereof and thereof by the Evercore Parties and the other parties hereto and thereto (other than the Trilantic Parties), will constitute valid and legally binding obligations of such Trilantic Party, enforceable against such Trilantic Party in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.6 Consents and Approvals. Except as set forth in Section 4.6 of the Trilantic Disclosure Schedule, the execution and delivery by the Trilantic Parties of the Transaction Documents do not, and the performance of their respective obligations hereunder and thereunder and the consummation of the Transactions by each of the Trilantic Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to (i) have a Material Adverse Effect, (ii) prevent or materially delay consummation of the Transactions, or (iii) otherwise prevent or materially delay performance by any Trilantic Party of any of its or his material obligations under the Transaction Documents or the consummation of the Transactions by any of the Trilantic Parties.

4.7 Non-Contravention. Neither the execution, delivery and performance of the Transaction Documents by the Trilantic Parties nor the performance by the Trilantic Parties of their respective obligations hereunder or thereunder nor the consummation by the Trilantic Parties of the Transactions, will result in (a) a violation of or a conflict with any provision of the Trilantic Entity Organizational Documents, (b) a breach or violation of, or a default under (with or without notice or lapse of time or both), any term or provision of, or any right of termination, cancellation, modification or acceleration arising under, any Contract to which any Trilantic Party is a party or is subject or by which any of their respective properties or assets are bound, (c) a violation by any Trilantic Party of any Law or Order applicable to any Trilantic Party or any of its or his properties or assets, as applicable, or (d) the imposition of any Encumbrance (other than Permitted Encumbrances) on any such business, properties or assets, except in the case of clauses (b), (c) and (d), for those breaches, defaults, rights, violations or impositions which would not reasonably be expected to (i) have a Material Adverse Effect, (ii) prevent or materially delay consummation of the Transactions or (iii) otherwise prevent or materially delay performance by any Trilantic Party of any of its or his material obligations under this Agreement or any other Transaction Document.

4.8 Financial Statements.

(a) Section 4.8(a) of the Trilantic Disclosure Schedule correctly and completely sets out the unaudited consolidated balance sheet and related consolidated statements of income and retained earnings and cash flows of the Trilantic GP Entities for the year ended on December 31, 2008, together with the notes to such financial statements (the “Unaudited

Financial Statements”). The Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved and present fairly the consolidated financial condition and results of operations of the Trilantic GP Entities and their respective Subsidiaries as of such dates and for such periods.

(b) Except (i) as fully and fairly disclosed in the Trilantic Disclosure Schedule, (ii) for liabilities incurred in the ordinary course of business in connection with the business of the Trilantic GP Entities since December 31, 2008, or (iii) for undisclosed liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no liability or obligation of any kind, whether accrued, absolute, fixed or contingent that is required to be disclosed on a consolidated balance sheet prepared in accordance with GAAP, of any of the Trilantic Funds and/or any of the Trilantic GP Entities at Closing that is not reflected or adequately reserved against in the Unaudited Financial Statements or the notes thereto.

(c) When delivered in accordance with Section 6.8, the 2009 Financial Statements will be complete and correct in all respects and will have been prepared in accordance with GAAP consistently applied during the periods involved and fairly present in all material respects the consolidated financial position of the Trilantic GP Entities as of the dates thereof and the consolidated results of operations and cash flows, as applicable, for the period then ended and the 2009 Financial Statements will not reflect any material adverse change in the financial position of the Trilantic GP Entities from the Unaudited Financial Statements.

4.9 Legal Proceedings. Except as would not reasonably be expected to have a Material Adverse Effect, there is no Action pending or, to the knowledge of the Trilantic Parties, threatened against any of the Trilantic Parties or any of the Trilantic Funds and there are no settlement agreements or similar written agreements with any Governmental Entity and there are no outstanding judgments, stipulations, writs, awards, decrees, injunctions or orders of any Governmental Entity to which any of the Trilantic Parties or any of the Trilantic Funds is subject or by which any of their respective assets or properties is bound or affected.

4.10 Compliance with Laws; Permits and Licenses. The operations of the Trilantic Parties and the Trilantic Funds are being and, since January 1, 2007, have been, conducted in compliance in all respects with all applicable Laws, in each case, except for such violations and non-compliance as would not reasonably be expected to have a Material Adverse Effect. Each of the Trilantic Parties and the Trilantic Funds holds all permits, certificates, licenses, approvals, orders and other authorizations (“Permits”) of each Governmental Entity which are necessary for the business and operations of the Trilantic Parties and the Trilantic Funds, except where the failure to hold such Permits would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.10 of the Trilantic Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, (a) such Permits are valid and in full force and effect, (b) none of the Trilantic Parties or the Trilantic Funds is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such Permits and (c) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions. Except as set forth in Section 4.10 of the Trilantic Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, none of the Trilantic Parties or the Trilantic Funds has received any written or, to the knowledge of the Trilantic Parties and the Trilantic Funds, oral notification from any Governmental Entity asserting that such Governmental Entity intends to revoke or suspend any Permit necessary for the operation of the business and operations of the Trilantic Parties and the Trilantic Funds.

4.11 Absence of Certain Adverse Changes or Events.

(a) To the knowledge of the Trilantic Parties, since December 31, 2008, there has occurred no Material Adverse Effect.

(b) Since December 31, 2008, except as otherwise contemplated herein or disclosed in Section 4.11 of the Trilantic Disclosure Schedule, the Trilantic Parties and Trilantic Funds have operated their respective business, including without limitation the distribution of proceeds and the investment advisory services pursuant to which any Trilantic Party receive management fees, only in the ordinary course consistent with past practice and there has not been:

(i) any material change to the Trilantic Entity Organizational Documents;

(ii) any payment of any carried interest, return of capital or other proceeds payable to the any of the Trilantic Parties whether by the Trilantic Funds or otherwise; or

(iii) any agreement, commitment or resolution to do, or agree or commit to do, any of the foregoing.

4.12 Tax Matters.

(a) Each of the Trilantic GP Entities, Trilantic Capital Management and the Trilantic Funds has timely filed when due all material Tax Returns required to be filed in accordance with all applicable Laws. All such Tax Returns are complete and accurate in all material respects.

(b) All material Taxes (whether or not shown on any Tax Return) due and payable by the Trilantic GP Entities, Trilantic Capital Management and the Trilantic Funds or for which any of the Trilantic GP Entities, Trilantic Capital Management or the Trilantic Funds may be liable as a general partner or otherwise have been timely paid or, in the case of Taxes not yet due and payable, accrued and reserved against and entered on the books of the applicable party.

(c) There are no liens for Taxes upon the assets of the Trilantic GP Entities or Trilantic Capital Management, except for Taxes not yet due and payable.

(d) All material Taxes which the Trilantic GP Entities, Trilantic Capital Management or the Trilantic Funds are required by applicable Laws to withhold or to collect for payment have been duly withheld and collected, and have been paid to the appropriate

Governmental Entity or accrued, reserved against and entered properly on the books of the applicable party.

(e) Each Trilantic GP Entity has been treated as either a partnership or a disregarded entity for U.S. federal, state or local income tax purposes from their inception, and the Trilantic GP Entities have never been classified (or elected to be classified) or taxed as corporations for U.S. federal, state or local income tax purposes.

(f) The Trilantic GP Entities, Trilantic Capital Management and the Trilantic Funds have no Tax indemnity arrangements (other than (x) this Agreement, (y) the Tax distribution and related provisions of the Trilantic GP Partnership Agreements, Amended Trilantic GP Partnership Agreements, limited partnership agreements of the Trilantic Funds, and the limited liability company agreement of Trilantic Capital Management, and (z) any agreements related to the purchase and sale of portfolio companies or other investments by the Trilantic Funds) or any agreement or arrangement with any other Person regarding the filing of Tax Returns (other than the limited liability company agreement of Trilantic Capital Partners Executive LLC) or relating to the sharing of Tax benefits or liabilities, and none of the Trilantic GP Entities, the Trilantic Funds or Trilantic Capital Management have ever been subject to any transferee or successor liabilities by contract or otherwise.

(g) There is no action, suit, proceeding, investigation, audit or claim, now pending or threatened in writing against or with respect to any of the Trilantic GP Entities or Trilantic Capital Management in respect of any Tax. No assessment of Tax has been proposed in writing against the Trilantic GP Entities or Trilantic Capital Management.

(h) The Trilantic GP Entities, Trilantic Capital Management and the Trilantic Funds have never participated in and have no liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar designation under applicable state, local, or foreign Laws).

(i) No claim in writing has ever been made by a Governmental Entity in a jurisdiction where none of the Trilantic GP Entities, Trilantic Capital Management or the Trilantic Funds files Tax Returns asserting that any of the Trilantic GP Entities, Trilantic Capital Management or the Trilantic Funds is or may be subject to Taxes assessed by such jurisdiction.

(j) Each of the Trilantic GP Entities, Trilantic Capital Management and Trilantic GP General Partner are “United States persons” as defined in Section 7701 of the Code.

(k) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Trilantic GP Entities or Trilantic Capital Management for any taxable period.

4.13 Trilantic Funds.

(a) To the knowledge of the Trilantic Parties, each of the Trilantic Funds and the Trilantic GP Entities have complied in all material respects with all legal and regulatory requirements relating to money laundering, client identity, investor subscriptions and reporting procedures and procedures for detecting and identifying money laundering or other criminal activity and/or detecting, identifying and reporting suspicions of money laundering or other criminal activity to the appropriate regulators.

(b) Except for the Trilantic Funds, there is no other onshore or offshore investment fund or other pooled investment vehicle (i) for which any Trilantic Party or any of the Trilantic Subsidiaries serves as a trading manager, investment advisor or in a similar capacity pursuant to a management agreement, investment advisory agreement or otherwise (whether such entity is providing investment management, trading management or investment advisory services directly to such fund or vehicle, such fund or vehicle’s general partner, or an Affiliate of such fund or vehicle’s general partner) or (ii) in which any Trilantic Party or any of the Trilantic Subsidiaries has a general partnership or managing member (or equivalent) interest.

(c) No circumstances are subsisting which would trigger a compulsory redemption, right to remove any of the Trilantic GP Entities or right to cancel any capital commitments in respect of any of the Trilantic Funds.

(d) Except as set forth in the Strategic Alliance Agreement, none of the Trilantic GP Entities has agreed to waive the payment of or accepted a reduced management fee, subscription fee or early redemption fee in respect of any of the Trilantic Funds.

(e) None of the Trilantic GP Entities has delegated to any person performance of any of its services to or in respect of any of the Trilantic Funds.

(f) None of the Trilantic GP Entities nor any of their respective Subsidiaries has received any fees, commissions or financial benefits (directly or indirectly) from or in respect of or in connection with the Trilantic Funds, except in accordance with the Trilantic GP Partnership Agreements.

(g) None of the Trilantic GP Entities is party to any agreement or arrangement under which it receives any rebate or commission payable to a broker, or other financial inducement to direct business or otherwise. In addition, none of the Trilantic GP Entities or any of its Affiliates is party to any directed commission agreement under which it directs a person to pay sums out of commissions to a third party or customer of such Trilantic GP Entity.

(h) Copies of the current private placement memorandum or other offering document of each of the Trilantic Funds and any appendices and exhibits thereto and any supplements or amendments thereto (such memorandum or other offering document, together with any such appendices, exhibits, supplements and amendments thereto, the “Offering Materials”) have been made available to the Evercore Parties. The Offering Materials of each Trilantic Fund complied in all material respects with all applicable Laws, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each such case at all such times as any such Offering Materials were delivered to investors or potential investors in such Trilantic Fund. Since their initial offering, the limited partnership interests of each of the Trilantic Funds (as applicable)

have been offered for sale pursuant to, and in compliance with, a private placement or similar exemption from registration under the securities Laws of each jurisdiction in which they have been sold or offered for sale and in all cases, without any public offering.

4.14 Material Agreements.

(a) Section 4.14(a) of the Trilantic Disclosure Schedule sets forth, as of the date hereof, the following Contracts to which any of the Trilantic Parties or Trilantic Funds is a party or by which any of their assets or properties are bound as of the date of this Agreement (each, a “Material Contract”):

(i) any investment advisory Contract;

(ii) any Contract involving investment management services for any Trilantic Fund (other than investment advisory Contracts);

(iii) any Contract (other than the Trilantic Entity Organizational Documents) between any Trilantic Party and any member or employee of any Trilantic Party, containing covenants of such member or employee (A) not to compete with any Trilantic Party or Trilantic Fund, (B) not to solicit or hire employees of any Trilantic Party or Trilantic Fund, (C) regarding rights to or the assignment of intellectual property or relating to the ownership of any work product of such Person or (D) restricting the disclosure of information with respect to the business and operations of the Trilantic Parties or the Trilantic Funds;

(iv) any Contract by which a Trilantic Party has agreed to cap its fees, share its fees or other payments, share its expenses, waive its fees or to reimburse or assume any or all of its fees or expenses thereunder;

(v) any Contract that contains a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by a Trilantic Party or partner or member of a Trilantic Entity of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to the Trilantic Parties;

(vi) any Contract requiring any Trilantic Party or any of its Affiliates (A) to co-invest with any other Person; (B) to provide seed capital or similar investment or (C) to invest in any investment product (including, without limitation, any such Contract requiring additional or “follow-on” capital contributions to any Fund);

(vii) any Contract that contains key person provisions pertaining to employees of a Trilantic Party;

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the applicable Trilantic Party or Trilantic Fund and, to the knowledge of the Trilantic Parties, the counterparties to such Material Contract, and is in full force and effect (except to the extent that any Material Contract expires in accordance with its terms, (ii) each Trilantic Party and each of the Trilantic Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Material Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of any Trilantic Party or any of the Trilantic Subsidiaries under any Material Contract and (iv) to the knowledge of the Trilantic Parties, no other party to any Material Contract is in default in any respect thereunder, nor, to the knowledge of the Trilantic Parties, does any condition exist that with notice or lapse of time or both would reasonably be expected to constitute a default.

4.15 Transactions with Interested Persons. Except as set forth in Section 4.15 of the Trilantic Disclosure Schedule and except for the Trilantic Entity Organizational Documents and investment documentation related to any portfolio company in which more than one Trilantic Fund is invested, none of the Trilantic Parties nor any of their Affiliates, nor any of the Trilantic Funds has been a party to any material transaction or material Contract with any other Trilantic Party, any of their Affiliates, any Trilantic Fund, any other member of the board of managers, any current or former member, partner, officer or employee of any Trilantic Party, any of the respective immediate family members of any of the foregoing Persons, or any of the respective Affiliates of any of the foregoing Persons, and, to the knowledge of the Trilantic Parties, none of the foregoing Persons owns, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded, provided such Person’s holdings therein, together with any holdings of such Person’s Affiliates and immediate family members, are less than five percent (5.0%) of the outstanding shares or comparable interest in such entity in the aggregate) in, or serves as an employee, independent contractor, officer, director, member, partner, or in another similar capacity of, any competitor or investor of any Trilantic Party, Trilantic Fund or any other Person which has a material Contract with any Trilantic Party or its Affiliates or any Trilantic Fund.

4.16 Purchase for Investment; Purchaser Experience. The Trilantic Parties acknowledge that the Class B-4 Units have not been registered under the Securities Act or under any state securities Laws and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and all such Laws. TCP Holdco (i) is acquiring the Class B-4 Units solely for investment for its own account and not with a view to the distribution of any of the Class B-4 Units to any Person, (ii) will not sell or otherwise dispose of any of the Class B-4 Units, except in compliance with (A) the registration requirements or exemption provisions of the Securities Act, (B) any other applicable securities Laws and (C) the Transaction Documents and (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Class B-4 Units and of making an informed investment decision. TCP Holdco is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. TCP Holdco is able to bear the economic risk of the investment in the Class B-4 Units and has such knowledge and experience in financial and business matters, and knowledge of the business of Evercore, Evercore LP and the Evercore Subsidiaries as to be capable of evaluating the merits and risks of a prospective investment. TCP Holdco acknowledges that it has received or been given access to financial information and other documents and records necessary to make a well-informed investment decision and has had an opportunity to discuss the business, management and financial affairs of Evercore, Evercore LP and the Evercore Subsidiaries with management of such entities.

4.17 Foreign Corrupt Practices Act; USA PATRIOT Act. None of the Trilantic Parties or Trilantic Funds nor, to the knowledge of the Trilantic Parties, any of their respective directors, officers, agents, representatives, employees or Affiliates is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), including, without limitation, taking any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gift or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or to any foreign political party or official thereof or any candidate for foreign political office. The Trilantic Parties and Trilantic Funds and, to the knowledge of the Trilantic Parties and Trilantic Funds, their respective affiliates, have conducted their businesses in compliance with the FCPA and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5. REPRESENTATIONS AND WARRANTIES OF EVERCORE PARTIES.

Each of the Evercore Parties, jointly and severally, hereby represents and warrants to the Trilantic Parties as follows, except (i) as set forth in the correspondingly numbered section of the Evercore Disclosure Schedule or as set forth in and any other section of the Evercore Disclosure Schedule where it is reasonably apparent that such disclosure applies and (ii) as disclosed in the SEC Reports filed during the one-year period prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or are predictive or forward-looking in nature):

5.1 Organization and Qualification.

(a) Evercore LP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Evercore LP has full limited partnership power and authority to own, lease and operate its properties and assets and to conduct its businesses as presently conducted by it, in each case, in all material respects. Evercore LP is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the character or location of its properties and assets owned or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to qualify would not reasonably be expected to have a Material Adverse Effect. The Evercore Partnership Agreement is in full force and effect, and none of the Evercore Parties or the other parties thereto is in violation in any material respect of any provisions of the Evercore Partnership Agreement. As of and immediately following the Closing, the Amended Evercore Partnership Agreement will have been duly and validly authorized and adopted and will be in full force and effect, and none of the Evercore Parties or the other parties thereto will be in violation in any material respect of any provisions of the Amended Evercore Partnership Agreement.

(b) Evercore is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Evercore has full corporate power and authority to own, lease and operate its properties and assets and to conduct its businesses as presently conducted by it, in each case, in all material respects. Evercore is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character or location of its properties and assets owned or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to qualify would not reasonably be expected to have a Material Adverse Effect. The Evercore Organizational Documents are in full force and effect, and none of the Evercore Parties or the other parties thereto is in violation in any material respect of any provisions of the Evercore Organizational Documents.

(c) Evercore East is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Evercore East has full limited liability company power and authority to own, lease and operate its properties and assets and to conduct its businesses as presently conducted by it, in each case, in all material respects. The limited liability company agreement of Evercore East is in full force and effect, and none of the Evercore Parties or any other party thereto is in violation in any material respect of any provisions of the Evercore East LLC Agreement.

5.2 Capitalization.

(a) Capitalization of Evercore LP.

(i) Section 5.2(a)(i) of the Evercore Disclosure Schedule sets forth the total outstanding partnership interests in Evercore LP. All of the partnership units issued and outstanding prior to and following the Evercore LP Transactions have been duly and validly authorized and validly issued and were not issued in violation of any preemptive, subscription or other right (contingent or otherwise) or other similar rights of any other Person to purchase or acquire any partnership units of Evercore LP. The issued and outstanding partnership units of Evercore LP are, and always have been, uncertificated.

(ii) Except (x) for the partnership units of Evercore LP outstanding immediately prior to the Transactions and the Class B-4 Units to be issued pursuant to this Agreement and (y) pursuant to this Agreement, the Ancillary Agreements, the Evercore Partnership Agreement or the Evercore Organizational Documents, as of the date of this Agreement, (A) there are no outstanding or authorized partnership units or other voting securities of Evercore LP or securities convertible or exchangeable into partnership units or other voting securities of Evercore LP, (B) Evercore LP has not issued and is not bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership units or other voting securities of Evercore LP, and (C) there are no outstanding obligations of Evercore LP to repurchase, redeem or otherwise acquire any partnership units or other voting securities (or any options, warrants or other rights to acquire any partnership units or other voting securities) of Evercore LP. Except as contemplated by this Agreement, the Ancillary Agreements, the Evercore Partnership Agreement and the

Evercore Organizational Documents, there are no unitholder, voting or other agreements relating to the rights and obligations of any of the partners of Evercore LP.

(b) Capitalization of Evercore.

(i) The authorized capital stock of Evercore consists of (i) 100,000,000 shares of preferred stock, par value, $0.01 per share (the “Preferred Stock”), (ii) 1,000,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) and (iii) 1,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”). As of January 29, 2010, (A) no shares of Preferred Stock were issued and outstanding, (B) 17,375,156 shares of Class A Common Stock (including shares of Class A Common Stock subject to vesting or other lapse restrictions (“Restricted Stock”)) were issued and outstanding, (C) 55 shares of Class B Common Stock were issued and outstanding, and (D) 7,996,992 shares of Class A Common Stock were reserved pursuant to the terms of restricted stock units entitling the holder thereof to shares of Class A Common Stock (“RSUs”). From the close of business on January 29, 2010 until the date of this Agreement, other than pursuant to this Agreement, no shares of Preferred Stock, Class A Common Stock or Class B Common Stock have been issued, except for shares of Class A Common Stock issued pursuant to the terms of RSUs, and no options or RSUs have been granted. All the issued and outstanding shares of capital stock of Evercore have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of, or subject to, any preemptive, subscription or other right (contingent or otherwise) or other similar rights of any other Person to purchase or acquire any capital stock of Evercore. The issued and outstanding shares of capital stock of Evercore are, and always have been, uncertificated.

(ii) Except as set forth in subparagraph (i) above or pursuant to this Agreement, the Ancillary Agreements, the Evercore Partnership Agreement or the Evercore Organizational Documents, as of the date of this Agreement, (A) there are no outstanding or authorized shares of capital stock or other voting securities of Evercore or securities convertible or exchangeable into shares of capital stock or other voting securities of Evercore, (B) Evercore has not issued and is not bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock or voting securities of Evercore, and (C) there are no outstanding obligations of Evercore to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities (or any options, warrants or other rights to acquire any shares of capital stock or voting securities) of Evercore. Except as contemplated by this Agreement, the Ancillary Agreements, the Evercore Partnership Agreement and the Evercore Organizational Documents, there are no stockholder, voting or other agreements relating to the rights and obligations of any of the stockholders of Evercore.

5.3 Evercore Subsidiaries.

(a) Each Evercore Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has full corporate, limited partnership, limited liability company or other entity power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted by it and (iii) is duly qualified as a foreign corporation, limited partnership, limited liability company or other entity and in good standing in each jurisdiction in which the character or location of its properties and assets owned or operated by it or the nature of the business conducted by it makes such qualification necessary, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(b) Each of the outstanding shares of capital stock or other equity interests of each of the Evercore Subsidiaries has been duly and validly authorized and issued and, to the extent applicable, is fully paid and non-assessable and was not issued in violation of, or subject to, any preemptive, subscription or other right (contingent or otherwise) or other similar rights of any other Person to purchase or acquire any capital stock or other equity interest of such Evercore Subsidiary, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

5.4 Valid Issuance of Class B-4 Units. As of the Closing Date, all of the Class B-4 Units issued by Evercore LP pursuant to this Agreement, when paid for and issued pursuant to the terms of this Agreement and the Amended Evercore Partnership Agreement, (a) will be duly authorized and validly issued, (b) will be delivered to TCP Holdco free and clear of all Encumbrances (other than any Encumbrance that is pursuant to state or federal securities Law or is pursuant to this Agreement, any of the Ancillary Agreements or the Evercore Organizational Documents), and (c) will not be issued in violation of, or subject to, any preemptive, subscription or other similar rights of any other Person or in violation of any provision of the Amended Evercore Partnership Agreement.

5.5 Power and Authority; Due Authorization.

(a) Each of the Evercore Parties has the requisite power, authority and legal right to execute and deliver each of the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder and to carry out the Transactions.

(b) The execution, delivery and performance by each of the Evercore Parties of each of the Transaction Documents to which such Evercore Party is a party, and the consummation of the Transactions by each of the Evercore Parties, have been duly authorized by all necessary action on the part of such Evercore Party. The Transaction Documents, when executed and delivered by such Evercore Party, and assuming the due authorization, execution and delivery hereof and thereof by the Trilantic Parties and the other parties hereto and thereto (other than the Evercore Parties), will constitute valid and legally binding obligations of such Evercore Party, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

5.6 Consents and Approvals. The execution and delivery by the Evercore Parties of the Transaction Documents do not, and the performance by the Evercore Parties of their respective obligations hereunder and thereunder, and the consummation of the Transactions by each of the Evercore Parties, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to (i) have a Material Adverse Effect, (ii) prevent or materially delay consummation of the Transactions or (iii) otherwise prevent or materially delay performance by any Evercore Party of any of its material obligations under this Agreement or any other Transaction Documents or the consummation of the Transactions by any of the Evercore Parties.

5.7 Non-Contravention. Neither the execution, delivery and performance of the Transaction Documents by the Evercore Parties nor the performance by the Evercore Parties of their respective obligations hereunder or thereunder nor the consummation by the Evercore Parties of the Transactions, will result in (a) a violation of or a conflict with any provision of the Evercore Partnership Agreement or the Evercore Organizational Documents, (b) a breach or violation of, or a default under (with or without notice or lapse of time or both), any term or provision of, or any right of termination, cancellation, modification or acceleration arising under, any Contract to which any Evercore Party is a party or is subject or by which any of their respective properties or assets are bound, (c) a violation by it of any Law or Order applicable to any Evercore Party or any of its properties or assets, or (d) the imposition of any Encumbrance (other than Permitted Encumbrances) on any such business, properties or assets, except in the case of clauses (b), (c) and (d), for those breaches, defaults, rights, violations or impositions which would not reasonably be expected to (i) have a Material Adverse Effect, (ii) prevent or materially delay consummation of the Transactions or (iii) otherwise prevent or materially delay performance by any Evercore Party of any of its material obligations under this Agreement or any other Transaction Document.

5.8 Purchase for Investment; Purchaser Experience. The Evercore Parties acknowledge that the Trilantic GP Class A Interests have not been registered under the Securities Act or under any state securities Laws and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and all such Laws. Evercore East (i) is acquiring the Trilantic GP Class A Interests solely for investment for its own account and not with a view to the distribution of the Trilantic GP Class A Interests to any Person, (ii) will not sell or otherwise dispose of the Trilantic GP Class A Interests, except in compliance with (A) the registration requirements or exemption provisions of the Securities Act, (B) any other applicable securities Laws and (C) the Transaction Documents and (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Trilantic GP Class A Interests and of making an informed investment decision. Evercore East is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. Evercore East is able to bear the economic risk of the investment in the Trilantic GP Class A Interests and has such knowledge and experience in financial and business matters, and knowledge of the business of the Trilantic GP Entities and the Trilantic Funds as to be capable of evaluating the merits and risks of a prospective investment. Evercore East acknowledges that it has received or been given access to financial information and other documents and records necessary to make a well-informed investment decision and has had an opportunity to discuss the business, management and financial affairs of the Trilantic GP entities and the Trilantic Funds with management of such entities.

5.9 SEC Filings; Financial Statements.

(a) Evercore has filed all forms, reports, statements and other documents required to be filed by it with the SEC since August 16, 2006 (collectively, the “SEC Reports”). Each of the SEC Reports, as amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the SEC Reports contained, when filed as finally amended prior to the date of this Agreement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements (including any notes thereto) contained in Evercore’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2007 and December 31, 2008 filed with the SEC (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto) and (ii) each presented fairly, in all material respects, the consolidated financial position of Evercore as of the date thereof and the combined/consolidated results of operations, changes in members’ and stockholders’ equity and cash flows of Evercore for the fiscal year ended December 31, 2007 or December 31, 2008, as applicable, except as otherwise noted therein. The unaudited consolidated financial statements of Evercore (including any notes thereto) for all interim periods included in Evercore’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2008 (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) each presented fairly, in all material respects, the consolidated financial position of Evercore and the combined/consolidated results of operations, changes in members’ and stockholders’ equity and cash flows of Evercore as of and for the periods indicated, as applicable (subject to normal and recurring year-end adjustments which were not and are not expected to be material).

(c) Evercore has designed disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) to ensure that material information relating to Evercore, including the consolidated Evercore Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Evercore by others within those entities. Evercore has disclosed, based on its most recent evaluation of internal control over financial reporting, to Evercore’s auditors and the audit committee of the Board of Directors of Evercore (or persons performing the equivalent functions) (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Evercore’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Evercore internal control over financial reporting.

(d) Except (i) as fully and fairly disclosed in the Evercore Disclosure Schedule, (ii) for liabilities incurred in the ordinary course of business since September 30, 2009, and (iii) for undisclosed liabilities which would not, individually or in the aggregate, constitute a Material Adverse Effect, there is no liability or obligation of any kind, whether accrued, absolute, fixed or contingent that is required to be disclosed on a consolidated balance sheet prepared in accordance with GAAP, of Evercore at Closing that is not reflected or adequately reserved against in the consolidated financial statements referred to in Section 5.9(b) above or the notes thereto.

5.10 Legal Proceedings. Except as would not reasonably be expected to have a Material Adverse Effect (i) there is no Action pending or, to the knowledge of the Evercore Parties, threatened against any of the Evercore Parties or any Evercore Subsidiary and (ii) there are no settlement agreements or similar written agreements with any Governmental Entity and there are no outstanding judgments, stipulations, writs, awards, decrees, injunctions or orders of any Governmental Entity to which any of the Evercore Parties or any of their Subsidiaries is subject or by which any of their respective assets or properties is bound or affected.

5.11 Compliance with Laws; Permits and Licenses. The operations of the Evercore Parties and the Evercore Subsidiaries are being and, since January 1, 2007 have been, conducted in compliance in all respects with all applicable Laws, in each case, except for such violations and non-compliance as would not reasonably be expected to have a Material Adverse Effect. Each of the Evercore Parties and the Evercore Subsidiaries holds all permits, certificates, licenses, approvals, orders and other authorizations (“Permits”) of each Governmental Entity which are necessary for the business and operations of the Evercore Parties and such Evercore Subsidiaries, except where the failure to hold such Permits would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 5.11 of the Evercore Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, (i) such Permits are valid and in full force and effect, (ii) none of the Evercore Parties or the Evercore Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such Permits and (iii) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions. Except as set forth in Section 5.11 of the Evercore Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, none of the Evercore Parties or the Evercore Subsidiaries has received any written or, to the knowledge of the Evercore Parties, oral notification from any Governmental Entity asserting that such Governmental Entity intends to revoke or suspend any Permit necessary for the operation of the business and operations of the Evercore Parties and the Evercore Subsidiaries.

5.12 Absence of Certain Adverse Changes or Events. To the knowledge of the Evercore Parties, since September 30, 2009, there has occurred no Material Adverse Effect.

5.13 Material Agreements.

(a) As of the date hereof, none of Evercore, Evercore LP or any of the Evercore Subsidiaries is a party to or bound by any oral or written Contract which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the SEC Reports filed prior to the date of this Agreement (any such Contract, an “Evercore Material Contract”).

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Evercore Material Contract is valid and binding on Evercore, Evercore LP or the applicable Evercore Subsidiary and, to the knowledge of the Evercore Parties, the counterparties to such Evercore Material Contract, and is in full force and effect (except to the extent that any Evercore Material Contract expires in accordance with its terms), (ii) Evercore, Evercore LP and each of the Evercore Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Evercore Material Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of Evercore, Evercore LP or any of the Evercore Subsidiaries under any Evercore Material Contract, and (iv) to the knowledge of the Evercore Parties, no other party to any Evercore Material Contract is in default in any respect thereunder, nor, to the knowledge of the Evercore Parties, does any condition exist that with notice or lapse of time or both would reasonably be expected to constitute a default.

5.14 Regulatory Compliance.

(a) All activities and operations conducted or engaged in, directly or indirectly, by any of the Evercore Parties or Evercore Subsidiaries that are required by any applicable Law or Order to be conducted by a duly registered and licensed U.S. broker-dealer are conducted solely by Evercore Group L.L.C. Except as would not reasonably be expected to have a Material Adverse Effect, Evercore Group L.L.C. is duly registered and licensed as a broker-dealer under the Exchange Act and under any state, federal or foreign broker-dealer or similar laws or similar laws pursuant to which Evercore Group L.L.C. is required to be so registered.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) Evercore Group L.L.C. has filed all material reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with or pursuant to the rules with all applicable Governmental Entities and (ii) all such reports and statements, when filed, complied as to form with, and the requirements of, such applicable Governmental Entities.

5.15 Tax Matters.

(a) Each of Evercore and Evercore LP has timely filed when due all material Tax Returns required to be filed in accordance with all applicable Laws. All such Tax Returns are complete and accurate in all material respects.

(b) All material Taxes (whether or not shown on any Tax Return) due and payable by Evercore and Evercore LP or for which Evercore and Evercore LP may be liable as a general partner or otherwise have been timely paid or, in the case of Taxes not yet due and payable, accrued and reserved against and entered on the books of the applicable party.

(c) There are no liens for Taxes upon the assets of Evercore or Evercore LP, except for Taxes not yet due and payable.

(d) All material Taxes which Evercore and Evercore LP are required by applicable Laws to withhold or to collect for payment have been duly withheld and collected, and have been paid to the appropriate Governmental Entity or accrued, reserved against and entered properly on the books of the applicable party.

(e) Evercore LP has been treated as either a partnership or a disregarded entity for U.S. federal, state or local income tax purposes from its inception, and has never been classified (or elected to be classified) or taxed as a corporation for U.S. federal, state or local income tax purposes.

(f) Evercore and Evercore LP have no Tax indemnity arrangements (other than (x) this Agreement and (y) the Tax distribution provisions of the Evercore Partnership Agreement, and Amended Evercore Partnership Agreement) or any agreement or arrangement with any other Person regarding the filing of Tax Returns or relating to the sharing of Tax benefits or liabilities, and neither Evercore nor Evercore LP has ever been subject to any transferee or successor liabilities by contract or otherwise.

(g) There is no action, suit, proceeding, investigation, audit or claim, now pending or threatened in writing against or with respect to Evercore or Evercore LP in respect of any Tax. No assessment of Tax has been proposed in writing against Evercore or Evercore LP.

(h) Evercore and Evercore LP have never participated in and have no liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar designation under applicable state, local, or foreign Laws).

(i) No claim in writing has ever been made by a Governmental Entity in a jurisdiction where neither Evercore nor Evercore LP files Tax Returns asserting that Evercore or Evercore LP is or may be subject to Taxes assessed by such jurisdiction.

(j) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Evercore or Evercore LP for any taxable period.

(k) Evercore LP is not, and will not be after the consummation of the Transactions, a partnership which would be treated as an investment company (within the meaning of Section 351 of the Code) for purposes of Section 721(b) of the Code.

(l) As of the date of this Agreement, Evercore East is treated as disregarded as a separate entity from Evercore LP for U.S. Federal income tax purposes, and as of the date of this Agreement, there is no current plan or intention to change the treatment of Evercore East as such a disregarded entity for U.S. Federal income tax purposes.

6. POST-CLOSING COVENANTS.

6.1 Trilantic Redemption Right. TCP Holdco shall have the right (but not the obligation) (the “Redemption Right”) to require Evercore LP to redeem, at the Redemption Price, all (but not less than all) of the Class B-4 Units (a) at any time within ten (10) Business Days following the fifth anniversary of the Closing or (b) pursuant to Section 5.04(a) of the Strategic Alliance Agreement. The Redemption Right shall be exercisable by the delivery of a written notice (the “Redemption Right Notice”) by TCP Holdco to Evercore LP (provided that no Redemption Right Notice is required to be delivered if TCP Holdco has delivered a Trilantic Adverse Determination Notice to Evercore LP pursuant to Section 5.04(a) of the Strategic Alliance Agreement). The closing of the redemption of the Class B-4 Units pursuant to the Redemption Right shall occur not less than ten (10) and not more than ninety (90) days after delivery of the Redemption Notice or the Trilantic Adverse Determination Notice, as applicable; provided, that to the extent necessary to comply with applicable Law, such period may be extended to one hundred twenty (120) days. At the closing of the redemption of the Class B-4 Units pursuant to the Redemption Right, each of the Trilantic Parties and Evercore Parties shall take all actions necessary or desirable, and shall execute and deliver all such documents necessary or desirable, to convey, assign and otherwise transfer to Evercore LP all of the Class B-4 Units, free and clear of Encumbrances (other than any Encumbrance that is pursuant to state or federal securities Law or is pursuant to this Agreement, any of the Ancillary Agreements or the Evercore Organizational Documents). The Redemption Price shall be payable by wire transfer of immediately available funds to an account designated in writing by TCP Holdco.

6.2 Amendments to Other Agreements.

(a) Following the Closing, without the prior written consent of Evercore LP (not to be unreasonably withheld, conditioned or delayed), none of the Trilantic Parties shall take any action to amend, modify or supplement any of the Amended Trilantic GP Partnership Agreements or Trilantic Fund Partnership Agreements if any such amendment, modification or supplement (i) would reduce Evercore East’s share of the distributions, income and gains of any Trilantic GP Entity, directly or indirectly, (ii) would increase, directly or indirectly, Evercore East’s share of losses of, or obligations to make any Capital Contributions or other payments to, any Trilantic GP Entity, (iii) would otherwise change, directly or indirectly, the terms and characteristics of the Trilantic GP Class A Interests or the right of Evercore East to receive the distributions and payments to which it is entitled to receive pursuant to the Amended Trilantic GP Partnership Agreements and the Strategic Alliance Agreement or (iv) would reasonably be expected to be adverse to Evercore East in any material respect.

(b) Following the Closing, without the prior written consent of Trilantic Capital Management (not to be unreasonably withheld, conditioned or delayed), none of the Evercore Parties shall take any action to amend, modify or supplement any of the Amended Evercore Partnership Agreement if any such amendment, modification or supplement (i) would reduce TCP Holdco’s share of the distributions, income and gains of Evercore LP, directly or indirectly, other than in a manner consistent with changes to other limited partners of Evercore LP (ii) would increase, directly or indirectly, TCP Holdco’s share of losses of, or obligations to make any Capital Contributions or other payments to, Evercore LP other than in a manner consistent with increases to other Evercore LP limited partners’ respective shares or obligations, (iii) would otherwise change, directly or indirectly, the terms and characteristics of the Class B-4

Units or the right of TCP Holdco to receive distributions and dividends thereon or (iv) would reasonably be expected to be adverse to TCP Holdco in any material respect.

6.3 Reasonable Best Efforts.

(a) The parties hereto shall use all reasonable best efforts to cooperate and assist one another in connection with all actions contemplated by this Agreement and the other Transaction Documents that are to be taken by any of the parties hereto or thereto after the Closing, including, but not limited to, actions pursuant to Section 6.1 hereof.

(b) From time to time, as and when reasonably requested by any party hereto, each party shall cooperate with the others, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, including in connection with any required filings or submissions in connection with the Transactions to any Governmental Entity, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the Transactions.

6.4 Public Disclosure. Before issuing any press release or otherwise making any public statement with respect to the Transactions, the parties hereto agree to consult with each other as to its form and substance, and agree not to issue any such press release or make any public statement prior to obtaining the consent of the other parties (which shall not be unreasonably withheld or delayed), except to the extent that any party hereto is advised by outside counsel that such public statement is required by applicable Law or any rule or regulation of any applicable stock exchange or Self-Regulatory Organization and prior consultation with the other is not reasonably practicable.

6.5 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, the Trilantic Parties shall, and shall cause each of their respective Representatives and Subsidiaries and the Trilantic Funds to, afford to the Representatives of the Evercore Parties, during normal business hours, access to such properties, books, contracts, commitments and records as the Evercore Parties may reasonably request from time to time to enable the full performance of all obligations under this Agreement and the Ancillary Agreements and in order for the Evercore Parties to meet their reporting obligations under the Securities Act, the Exchange Act or any other applicable Law, in each case in a manner not unreasonably disruptive to the operation of the business of the Trilantic Parties and their Subsidiaries. Without limiting the foregoing, the Trilantic Parties shall, and shall cause their respective Representatives and Subsidiaries and the Trilantic Funds to, (i) afford the auditors of the Evercore Parties such access as is necessary for such auditors of the Evercore Parties to complete work, within the time frame necessary, in order for the Evercore Parties to meet their reporting obligations under the Securities Act, the Exchange Act or any other applicable Law, and (ii) make available to the Evercore Parties copies of (1) the annual budget of the Trilantic GP Entities, (2) all materials prepared by or for the purposes of any meeting of the Investment Committee and any valuation committee of the

Trilantic Funds or the Trilantic GP Entities and any subcommittees thereof, (3) within sixty (60) days of the end of each of the first three fiscal quarters of each year and within ninety (90) days of the end of each fiscal year, (A) the unaudited financial statements of the Trilantic GP Entities for the period then ended, (B) a statement Evercore East’s (or, if applicable, its permitted assigns’ and successors’) share of the Profit or Loss (as such terms are defined in the Amended Trilantic GP Partnership Agreements) of the Trilantic GP Entities and (C) a statement of Evercore East’s (or, if applicable, its permitted assigns’ and successors’) Capital Account Balance (as such term is defined in the Amended Trilantic GP Partnership Agreements) with respect to the Trilantic GP Entities, and (4) such other information as the Evercore Parties may reasonably request in order to meet their reporting obligations under the Securities Act, the Exchange Act or any other applicable Law; provided that the information set forth in the foregoing clauses (ii)(1), (ii)(2) and (ii)(3)(B) shall be provided to the Evercore Parties to the extent that such information is available and, with respect to the information set forth in the foregoing clauses (ii)(1) and (ii)(2), to the extent the Trilantic Parties reasonably determine that such information should be provided to the Evercore Parties in light of the obligations of Evercore East to make capital contributions and bear certain expenses in accordance with the Amended Trilantic GP Partnership Agreements; and provided, further, that in no event shall any Trilantic Party be required to disclose or provide access to any such information that would result in the waiver of any attorney-client privilege or breach of any applicable Law or confidentiality obligation entered into by such party in the ordinary course of business.

(b) The Evercore Parties shall hold all information furnished pursuant to Section 6.5 in confidence to the extent required by, and in accordance with, Section 10.2 below.

6.6 Internal Controls. The Trilantic Entities shall record, store, maintain and operate the records, systems, controls, data and information of the Trilantic Entities and the Trilantic Subsidiaries under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of such Trilantic Entities or such Trilantic Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. The Trilantic Entities and the Trilantic Subsidiaries shall maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP.

6.7 Foreign Corrupt Practices Act; USA PATRIOT Act. The Trilantic Parties and Trilantic Funds shall not, and shall cause their respective directors, officers, agents, representatives, employees or Affiliates not to, engage in any act or practice that would reasonably be expected to contravene, directly or indirectly, the FCPA, the USA PATRIOT Act or any similar statute applicable in any jurisdiction in which any of the Trilantic Parties or Trilantic Funds solicits or procures purchasers of the applicable limited partnership interests or other interests in the Trilantic Funds, that prohibits bribery, money laundering or payments to public officials, including, without limitation, any policies of any governmental or quasi-governmental agency implementing or enforcing the foregoing, and shall institute and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

6.8 2009 Financial Statements. Within ninety (90) days following the Closing, the Trilantic Entities shall deliver to Evercore the unaudited consolidated financial statements of the Trilantic GP Entities for the year ended December 31, 2009 (the “2009 Financial Statements”).

7. TAX MATTERS. The Evercore Parties and the Trilantic Parties shall, for U.S. federal income tax purposes, treat the contribution of the Trilantic GP Class A Interests by TCP Holdco to Evercore East and the receipt of Class B-4 Units by TCP Holdco in respect of such contribution as a tax-free exchange pursuant to Section 721 of the Code in which TCP Holdco contributes the Trilantic GP Class A Interests to Evercore LP in exchange for the Class B-4 Units, and shall file all Tax Returns in a manner consistent with this treatment, and shall not take any inconsistent or contrary position for any purpose.

8. SURVIVAL. All of the representations and warranties made in this Agreement shall survive until the first anniversary of the Closing Date.

9. EFFECT OF BREACH.

9.1 Covered Persons. If from and after the Closing Date, any Evercore Party (including their respective officers, directors, partners, employees and Affiliates (collectively, the “Covered Evercore Persons”) or any Trilantic Party (including their respective officers, directors, partners, employees and Affiliates (collectively, the “Covered Trilantic Persons”) actually suffers, pays or incurs any actions, suits, proceedings, demands, assessments, judgments, claims, liabilities, losses, costs, damages, expenses or penalties, and reasonable attorneys’ fees, expenses and disbursements and costs of investigation in connection with any action, suit or proceeding against such Person (collectively, “Damages”), resulting from or caused by: (x) in the case of a Covered Evercore Person, any breach of any of the representations and warranties made by the Trilantic Parties in Article 4, or (y) in the case of a Covered Trilantic Person, any breach by the Evercore Parties of any of the representations and warranties made by the Evercore Parties in Article 5, then:

(a) the Evercore Parties and the Trilantic Parties shall meet to discuss such Damages and shall negotiate in good faith to resolve and settle any dispute relating to such Damages, including whether or not the breaching Party shall compensate the Person who has suffered Damages;

(b) if the Parties are unable to settle such dispute, then the Evercore Parties (if the Person who has suffered Damages is a Covered Evercore Person) or the Trilantic Parties (if the Person who has suffered Damages is a Covered Trilantic Person) shall have the right to terminate the Strategic Alliance Agreement.

9.2 Sole Rights and Remedies. The rights and remedies of the Parties set forth in Section 9.1 shall be the Parties’ only rights and remedies with respect to any breach by any Party of any of the representations and warranties contained in this Agreement. The provisions set forth in Section 10.8 and Section 10.10 (including in connection with any claim for Damages) shall apply with respect to any breach by any Party of any of the covenants and agreements contained in this Agreement.

10. GENERAL PROVISIONS.

10.1 Costs, Expenses. Except as otherwise expressly provided for in this Agreement or in the Ancillary Agreements, the Evercore Parties, on the one hand, and the Trilantic Parties, on the other hand, shall pay their own costs, fees and out-of-pocket expenses in connection with the preparation, execution and delivery of the Transaction Documents and the consummation of the Transactions; provided that, following the Closing, Evercore East shall be entitled to the same expense reimbursement as other limited partners of the Trilantic GP Entities generally.

10.2 Confidentiality.

(a) Evercore and Trilantic Capital Management hereby agree that, as of the date hereof, the Confidentiality Agreement is hereby terminated and superseded by the provisions set forth in this Section 10.2. Except as otherwise contemplated in this Section 10.2 and in the Ancillary Agreements, each of the Evercore Parties, on the one hand, and each of the Trilantic Parties, on the other hand (in either case, a “Receiving Party”), agrees that it will keep confidential and will not disclose or use for any purpose, other than as expressly provided herein or in the Ancillary Agreements, any confidential, proprietary or secret information disclosed or otherwise made available by or on behalf of the Trilantic Parties or the Evercore Parties, respectively (in either case, a “Disclosing Party”), or their respective Subsidiaries, Affiliates or Representatives, whether before or after the date of this Agreement, and whether written or oral, together with all copies, extracts or other reproductions in whole or in part of such information and all data, analyses, reports, forecasts and records, financials, interpretations, analyses, compilations, data, studies, notes, records, reproductions, translations, memoranda, summaries and other oral, electronic or written information prepared by such Receiving Party, or by such Receiving Party’s Affiliates or Representatives, that contain or otherwise reflect, or are generated from, such information (together, the “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information that (i) was at the time of its receipt by a Receiving Party or becomes thereafter generally available to or known by the public (other than as a result of a breach of this Section 10.2 by such Receiving Party); (ii) is or becomes available to such Receiving Party on a non-confidential basis from a source which is not known by such Receiving Party to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Disclosing Party; or (iii) is independently developed by a Receiving Party or a Receiving Party’s Representatives without the use or inclusion of any Confidential Information.

(b) Notwithstanding Section 10.2(a), a Receiving Party may disclose Confidential Information (i) to its directors, officers, employees, attorneys, accountants, consultants and other professionals to the extent necessary in connection with implementing and enforcing this Agreement, provided that such recipients are advised of the confidentiality of such information and such Receiving Party shall remain responsible for any disclosure by any such person and (ii) with the prior written consent of the Disclosing Party.

(c) Notwithstanding anything in this Agreement to the contrary, a Receiving Party may disclose Confidential Information to the extent legally compelled or required by a Governmental Entity or by Law, regulation or legal process or the rules or regulations of any applicable stock exchange or Self-Regulatory Organization or requested by any Governmental Entity or Self-Regulatory Organization; provided that such Receiving Party takes reasonable steps to minimize the extent of any such required disclosure and provides, to the extent permitted by Law and practicable under the circumstances, written notice of such requirement to the Disclosing Party prior to making such disclosure (or, to the extent impracticable, promptly after such disclosure).

(d) The parties expressly acknowledge that a Disclosing Party will be irreparably damaged if this Section 10.2 is not specifically enforced. Upon a breach or threatened breach of this Section 10.2 by a Receiving Party, the Disclosing Party shall, to the extent not prohibited by Law, in addition to all other remedies, be entitled to seek a temporary or permanent injunction, without showing any actual damage, and/or decree for specific performance, in accordance with the provisions hereof.

(e) The confidentiality obligations contained herein shall apply from the date of this Agreement through the date that is the fifth anniversary of the Closing Date.

10.3 No Finders’ Fees. Each party represents that it neither is nor will be obligated for any finders’, broker’s, financial advisors’ or other intermediaries’ fee or commission in connection with the Transactions.

10.4 Amendment and Waivers. Any term of this Agreement may be amended only with the written consent of all of the parties. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by any party only in writing by such party. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

10.5 Successors and Assigns; No Impairment.

(a) Except as otherwise provided in this Agreement, the rights and obligations of the parties hereunder will be binding upon and inure to the benefit of their respective successors, heirs, executors, administrators and legal representatives. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties. Any assignment or purported assignment of this Agreement not in accordance with the terms of this Section 10.5 shall be null and void. Notwithstanding anything to the contrary herein or in the Amended Trilantic GP Partnership Agreements, subject to the prior written consent of the Trilantic Parties (not to be unreasonably withheld or delayed), the Evercore Parties shall be entitled to assign all or a portion of their rights and/or obligations hereunder and pursuant to the Amended Trilantic GP Partnership Agreements (including any limited partnership interest and Sharing Percentage in any Trilantic GP Entity) and the Strategic Alliance Agreement to any of their Controlled Affiliates that becomes a party to this Agreement, the Amended Trilantic GP Partnership Agreements and the Strategic Alliance Agreement and agrees to be bound by all of the terms and conditions contained herein and therein.

(b) No party hereto will, by any action, including, without limitation, amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by such party.

10.6 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to either of the parties hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.8 Arbitration.

(a) Any dispute arising out of or in connection with this Agreement shall be submitted to binding arbitration upon the delivery by the Trilantic Parties, on the one hand, or the Evercore Parties, on the other hand, to the other party of a written notice of the dispute (the “Arbitration Notice”). The arbitration shall be conducted according to the rules of the then current Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be New York City. The parties hereto agree that there shall be three (3) arbitrators who shall be mutually selected by the Trilantic Parties, on the one hand, and the Evercore Parties, on the other hand, within fifteen (15) days after the delivery of the Arbitration Notice. If the Trilantic Parties and the Evercore Parties are unable to agree on the identity of the arbitrators within such fifteen (15) day period or if any arbitrator approved pursuant to this Section 10.8 shall be unwilling or unable, for any reason, to serve, or continue to serve, then in either such case an arbitrator or arbitrators shall be appointed in the following manner: The senior management of each of the Trilantic Parties, on the one hand, and the Evercore Parties, on the other hand, shall meet, within three (3) Business Days, to attempt to agree on the three (3) initial arbitrators or on any substitute arbitrator, as applicable. If the senior management of the Trilantic Parties and the Evercore Parties cannot agree on the three (3) initial arbitrators or on any substitute arbitrator, as applicable, within such period of time, then either the Trilantic Parties, on the one hand, or the Evercore Parties, on the other hand, may, on behalf of all parties hereto, apply to the New York City Office of the Institute for Conflict Prevention and Resolution for appointment of the three (3) initial arbitrators or any substitute arbitrator, as applicable. Expenses of the arbitrators shall be divided equally between the Trilantic Parties, on the one hand, and the Evercore Parties, on the other hand. Each of the Trilantic Parties, on the one hand, and the Evercore Parties, on the other hand, shall bear the costs of preparing and presenting its case, including its own attorney’s fees.

(b) Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, and shall be enforceable against the Parties.

10.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.10 Specific Performance. The parties hereto acknowledge that each party would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of another party in this Agreement were not performed in accordance with its terms, and it is therefore agreed that, without affecting the Parties’ agreement to arbitrate any dispute pursuant to Section 10.8 each of the Parties, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief enjoining such breach and enforcing specifically the terms and provisions hereof, and each party waives (i) the defense in any action for an injunction or other equitable relief that a remedy at law would be adequate and (ii) agrees that any such action for injunctive relief or specific performance may be brought in (and hereby irrevocably submits to the jurisdiction of) any federal or state court in the Borough of Manhattan, in the City and State of New York.

10.11 Schedules; Exhibits; Integration.

(a) Each schedule and exhibit (including, without limitation, the Trilantic Disclosure Schedule and the Evercore Disclosure Schedule) delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement.

(b) The mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the applicable disclosing party that such item represents a material fact, event or circumstance or that such item is reasonably likely to cause a Material Adverse Effect. Any disclosures made under the heading of one section of the Disclosure Schedule shall apply to and/or qualify disclosures made under one or more other sections of such Disclosure Schedule to the extent the applicability to such other sections is reasonably apparent from the substance of the disclosure.

10.12 Entire Agreement. This Agreement, the Ancillary Agreements and the other documents referred to herein, together with all schedules and exhibits hereto, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

10.13 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be either personally delivered, delivered by facsimile transmission or delivered by an internationally recognized courier or mailed by first-class registered or certified mail, postage prepaid, return receipt requested. Every notice hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, upon transmission by facsimile or electronic mail and confirmed by facsimile or electronic mail receipt, electronic mail confirmation or five (5) Business Days after the same shall have been deposited with the United States postal service.

If to any of the Evercore Parties, at:

Evercore LP.

55 East 52nd Street, 42nd Floor

New York, New York 10055

Attention: Adam B. Frankel

Fax: (212) 857-7426

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Kathryn K. Sudol

Fax: (212) 455-2502

If to any of the Trilantic Parties, at:

c/o Trilantic Capital Partners

399 Park Avenue, 15th Floor

New York, New York 10022

Attention: Daniel James

Fax: (646) 368-6985

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Robert M. Hirsh, Esq.

                 Steven J. Williams, Esq.

Fax: (212) 757-3990

10.14 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “articles”, “sections” and “exhibits” will mean “articles”, “sections” and “exhibits” to this Agreement.

10.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered will be deemed an original of the party or parties executing the same, and all of which together shall constitute one and the same agreement.

10.16 Electronic Signatures. This Agreement may be executed and delivered by electronic means and upon such delivery the electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

10.17 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their permitted successors and assigns under Section 10.5, any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Exchange Agreement as of the date first written above.

EVERCORE LP

By: Evercore Partners Inc., its general partner

/s/ Robert B. Walsh
By:	Robert B. Walsh
Title:	Chief Financial Officer

EVERCORE PARTNERS INC.

/s/ Robert B. Walsh
By:	Robert B. Walsh
Title:	Chief Financial Officer

EVERCORE PARTNERS SERVICES EAST L.L.C.

By: Evercore Group Holdings L.P., its sole member

	By:	Evercore Group Holdings L.L.C., its general partner

		By:	Evercore LP, its managing member

			By:	Evercore Partners Inc., its general partner

/s/ Robert B. Walsh
			By:	Robert B. Walsh
			Title:	Chief Financial Officer

[Signature Page to Contribution and Exchange Agreement]

TRILANTIC CAPITAL PARTNERS ASSOCIATES IV L.P.

By: Trilantic Capital Partners Associates MPG IV LLC, its general partner

/s/ E. Daniel James
By:	E. Daniel James
Title:	Vice President

TRILANTIC CAPITAL PARTNERS ASSOCIATES IV (PARALLEL GP) L.P.

By: Trilantic Capital Partners Associates MPG IV LLC, its general partner

/s/ E. Daniel James
By:	E. Daniel James
Title:	Vice President

TRILANTIC CAPITAL PARTNERS ASSOCIATES IV (AIV GP) L.P.

By: Trilantic Capital Partners Associates MPG IV LLC, its general partner

/s/ E. Daniel James
By:	E. Daniel James
Title:	Vice President

TRILANTIC CAPITAL PARTNERS ASSOCIATES MGP IV LLC

/s/ E. Daniel James
By:	E. Daniel James
Title:	Vice President

[Signature Page to Contribution and Exchange Agreement]

TRILANTIC CAPITAL MANAGEMENT LLC

/s/ E. Daniel James
By:	E. Daniel James
Title:	Vice President

TCP HOLDCO, L.P.

By: Trilantic Capital Partners Associates MGP IV LLC, its general partner

/s/ E. Daniel James
By:	E. Daniel James
Title:	Vice President

Charles Ayres

/s/ E. Daniel James
By:	E. Daniel James

[Signature Page to Contribution and Exchange Agreement]